Exhibit 12.1

MGM MIRAGE
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

													Six Months Ended
	Year Ended December 31,												June 30,
											2003						2004
	1999		2000		2001		2002		2003		Pro forma (1)		2003		2004		Pro forma (1)
	(In thousands)
Earnings
Income from continuing operations before income taxes	$143,477		$256,063		$262,596		$457,927		$343,660		$335,605		$165,491		$312,228		$420,541
Fixed charges (see below)	73,518		354,364		420,092		355,587		372,779		799,593		184,075		200,247		410,683
Less: Capitalized interest	(16,300)		(91,145)		(78,608)		(61,712)		(15,234)		(15,234)		(12,096)		(7,943)		(7,943)
Less: Capitalized interest of unconsolidated affiliates	—		(78)		(3,343)		(9,543)		(9,112)		(9,112)		(9,000)		—		—

	200,695		519,204		600,737		742,259		692,093		1,110,852		328,470		504,532		823,281

Fixed Charges
Interest expense (2)	72,460		352,243		414,379		345,448		352,820		779,634		175,075		190,375		400,811
Interest expense of unconsolidated subsidiaries	1,058		2,121		5,713		10,139		19,959		19,959		9,000		9,872		9,872

	73,518		354,364		420,092		355,587		372,779		799,593		184,075		200,247		410,683

Ratio of Earnings to Fixed Charges	2.73	x	1.47	x	1.43	x	2.09	x	1.86	x	1.39	x	1.78	x	2.52	x	2.00	x

(1)	Pro forma to reflect the proposed acquisition of Mandalay Resort Group.

(2)	Gross interest expense, before capitalized interest, including amortization of debt discount and debt issuance costs. Does not include the interest factor of rental expense as these amounts are not material.